Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.
Updates Status of Pinnacle Mine

HOUSTON, April 6, 2004 — Natural Resource Partners L.P. (NYSE: NRP) today gave an update on the status of the Pinnacle mine in West Virginia. The Pinnacle mine has not been in production since August 31, 2003 due to a lightning strike which caused a ventilation disruption in the mine.

Late yesterday, PinnOak Resources, LLC, the operator of the Pinnacle mine, announced that it has resumed production on a limited basis with one continuous miner unit. PinnOak expects additional continuous miner units to begin production gradually over the next few weeks and expects to begin production from the longwall section of the mine in May. In addition, PinnOak expects to begin production this month with one miner unit at the Greenridge area of the Pinnacle property.

“The reopening of the Pinnacle mine is a very positive development for NRP,” said Nick Carter, President and Chief Operating Officer. “As reported earlier, our guidance for the year does not include any production from the Pinnacle mine. At this point we do not know what the level of production will be from the mine for the remainder of the year, and do not have sufficient information to give updated guidance. PinnOak still has substantial work to do to bring the mine back to full operating capacity, and we will continue to monitor the situation.”

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the anticipated resumption of coal production from the longwall section of the mine as well as anticipated production from additional continuous miner units at Pinnacle, the initiation of production at Greenridge, and the issuance of guidance. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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